Item 77Q1

Question 10

For the period July 1, 1997 to June 30, 1998, The Homestate Group had two administrators. The first administrator, Rodney Square Management Corporation, served as administrator until February 13, 1998. The second and current administrator, Firstar Trust Company, served as administrator from February 14, 1998 to June 30, 1998.

Question 11

For the period July 1, 1997 to June 30, 1998, The Homestate Group had two principal underwriters. The first principal underwriter, Rodney Square Distributors, Inc., served as principal underwriter until May 28, 1998.
The second and current principal underwriter, Rafferty Capital Markets, Inc. served as principal underwriter from May 29, 1998 to June 30, 1998.

Question 12

For the period July 1, 1997 to June 30, 1998, The Homestate Group had two shareholder servicing agents. The first shareholder servicing agent, Rodney Square Management Corporation, served as shareholder servicing agent until March 15, 1998. The second and current shareholder servicing agent, Firstar Trust Company, served as shareholder servicing agent from March 16, 1998 to June 30, 1998.

Question 15

For the period July 1, 1997 to June 30, 1998, The Homestate Group had two custodians. The first custodian, Wilmington Trust Company, served as custodian until February 13, 1998. The second and current custodian, Firstar Trust Company, served as custodian from February 14, 1998 to June 30, 1998.